EXHIBIT 10.15

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

MASTER SERVICES AGREEMENT

This Master Services Agreement, dated August 1, 2006 (the “Agreement”), effective as of August 1, 2006 (the “Effective Date”), is made and entered into by and between Codexis, Inc., a Delaware corporation, having a place of business at 200 Penobscot Drive, Redwood City, California 94063, USA, (“Codexis”) and Arch Pharmalabs Limited, a corporation organized and existing under the laws of India, having a place of business at H wing, 4th Floor, Tex Centre, Chandivali, Mumbai, 400072, India, (“Arch”).

WHEREAS, Arch provides services relating to chemical processes and manufacturing methods; and

WHEREAS, Codexis is engaged in pharmaceutical business and desires to utilize the services of Arch to develop chemical processes and manufacturing methods solely for use by Codexis.

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the parties agree as follows:

1. Services: During the term of this Agreement, Arch shall conduct chemical process and manufacturing method development services (the “Services”) for Codexis utilizing at least an average of [*] Arch full time equivalent employees (“FTE(s)”) per year in accordance with direction from Codexis and protocol(s) agreed to by the parties in writing, each of which shall specify the particular services to be conducted and the goal of such activities, the number and type of FTE(s) devoted to such protocol, the time frame for conducting such services, and other relevant matters (each a “Services Protocol”). Each Services Protocol shall reference and incorporate the terms of, and shall be attached as an exhibit to, this Agreement. In the event that any provision of a Services Protocol contradicts this Agreement, this Agreement shall govern. All FTEs who perform Services under this Agreement shall have appropriate professional and technical training and expertise to conduct the Services. In the event that Codexis requests that Arch remove a specific FTE assigned by Arch to perform its obligations under a Services Protocol, Arch shall use its best efforts to replace such FTE with an alternative FTE approved by Codexis. The scope of chemical process and manufacturing method development included within each Services Protocol shall be defined in such Services Protocol and may be amended in writing by the parties from time to time during the term of this Agreement. Arch shall consult with Codexis regarding all methods, reagents, protocols and the like, and Codexis shall have final approval authority over all aspects of the Services and Services Protocols. Arch shall not conduct activities relating to any compound within a Services Protocol on its own behalf or any third party during the term of this Agreement or for a period of three (3) years thereafter. Arch will periodically, but not less than once per week, consult with Codexis and keep Codexis fully informed of the progress of the Services.

2. Delivery: Arch shall deliver to Codexis deliverables as set forth in each Services Protocol, which may include, for example, detailed descriptions of experimental methods, detailed process protocols, synthesized compounds, analytical methods for testing compounds, periodic status reports in addition to the Final Report described in Section 5, and/or other analytical procedure data agreed to by the parties in the Services Protocol (the “Results”). For the purpose of clarification, “Results” shall include any compound prepared under a Services Protocol. The parties shall confer prior to any such delivery of the Results. Title to all Results shall pass to Codexis free and clear of any security interest, lien, or other encumbrance.

3. Payments: As consideration for Arch’s performance of the Services during the term of this Agreement, Codexis shall pay to Arch the following payments: [*]. Such payments shall include all costs and expenses of Arch, including, for example, labor, facilities, analysis, packaging, waste disposal, reports and delivery of the Results to Codexis. Such payments shall also be inclusive of all taxes, duties or levies of whatsoever in nature, including, for example, excise duty, sales tax, VAT, service tax, if any, levied in connection with or arising out of performance of Services or any other obligation of Arch under this Agreement. Codexis shall have no obligation to reimburse Arch for any costs, tax, duties or levies and expenses of Arch in excess of such payment. Arch shall also be responsible for all compliance requirements under the applicable laws in respect of its obligations under this Agreement, and any fines or penalties levied on account of any non-compliance shall be solely borne by Arch. If, in the reasonable opinion of Codexis, Arch has failed to perform or complete its performance under a Services Protocol or this Agreement, upon a 15-day written notice to Arch by Codexis, Codexis shall have the right to delay or withhold payment until such performance is complete and accepted by Codexis.

4. Materials and Equipment: Arch shall be responsible for the procurement, proper quality and documentation of the quality of all materials, equipment, and facilities used to conduct the Services under this Agreement.

5. Records: Arch shall prepare and maintain detailed laboratory notebook records of the preparation of the Results. Arch shall deliver to Codexis, not later than thirty (30) days following the completion of each Services Protocol, a final report (the “Final Report”) including all information related to such Services Protocol. Arch shall prepare and deliver complete detailed analytical information requested by Codexis in writing for the purpose of preparing patent applications. Codexis shall be free to disclose and use such information for any purpose and shall exclusively own all such information. Codexis may audit and copy such records, analytical data, and laboratory notebook records during Arch’s normal business hours.

6. Best Efforts: Arch covenants to use best efforts, using no less than commonly accepted professional standards of workmanship, to accomplish the goals and objectives of the Services conducted under the terms of this Agreement. Arch covenants to not utilize, without Codexis’ prior written consent, any process, device, intermediate, reagent, or composition of matter in the performance of this Agreement that is not expressly set forth in the Services Protocol.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7. Ownership and Licenses: Codexis shall own all intellectual property rights relating to the Results and, except as required to conduct the Services, Arch shall have no right or license in such intellectual property rights. Arch shall retain ownership of intellectual property rights in analytical, manufacturing technologies employed and controlled by Arch (and not by Codexis) to perform its obligations under this Agreement; provided, however, that Arch hereby grants to Codexis an irrevocable, perpetual, fully paid-up, royalty-free, worldwide, non-exclusive license, with the right to sublicense, under such intellectual property rights to make, use, sell, offer to sell, import, or export the Results. Codexis may disclose such intellectual property rights in any patent applications filed by Codexis.

All information (a) received from Codexis pursuant to this Agreement or (b) obtained as a result of Arch’s performance under this Agreement as defined in each Services Protocol (collectively, the “Information”) shall be the sole property of Codexis. Arch agrees to disclose promptly to Codexis, and Codexis shall own, all inventions, discoveries, designs, innovations, improvements, and all other intellectual property rights made or perfected by Arch and/or Codexis in the performance of, or arising out of, the Services and/or the use by Arch of any Information for which Arch has an obligation of confidentiality or nonuse under Section 8 (the “Discoveries”). Codexis shall have the sole right to file, prosecute, and maintain patent applications and patents in respect of the Information, Discoveries, and/or Results. Arch hereby undertakes and agrees to execute and have its employees execute such assignments and other papers which, in the reasonable opinion of Codexis, are necessary at any time to permit the filing and prosecution of applications for patents covering claiming Information, Discoveries, and/or the Results. Arch hereby further agrees that, at Codexis’ request and expense, Arch will assist Codexis in the preparation, filing, and prosecution of such patent applications and patents. To the extent that Arch is or becomes aware that any of the Information, Discoveries, and/or Results are disclosed publicly, for example in an existing patent/patent application, it shall inform Codexis.

8. Confidentiality: Arch shall maintain as confidential all Information, Discoveries, and/or the Results, and shall limit access to Information, Discoveries, and/or Results to only those persons who, under Arch’s direct control, will be engaged in employing Information for the purposes of fulfilling Arch’s obligations under this Agreement and are under obligations of non-use and nondisclosure no less protective than those set forth in this Agreement. At no time shall Information be employed for any purpose other than as described in the previous sentence or disclosed or provided to any third party without the prior written consent of Codexis. The foregoing obligations of confidentiality and nonuse shall continue for [*] years after the termination of the Services corresponding to the Information, Discoveries, and/or the Results, or [*] years after the date of disclosure by Codexis if no Services Protocol corresponding to the Information is agreed to by the parties. The foregoing obligations of confidentiality and nonuse shall not apply to Information (a) that was known to Arch prior to this Agreement as evidenced by its written records, except Information that was known to Arch as a result of prior confidential disclosures to Arch by Codexis or work performed by Arch for Codexis; (b) that is or becomes generally available to the public by use, publication or the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

like, through no fault of Arch; or (c) that is disclosed to Arch by a third party who has the legal right to disclose Information. Except as otherwise agreed to herein, if Arch is requested or required by law to disclose any Information, Discoveries, and/or Results to an authorized government agency or to any other party, Arch shall immediately notify Codexis in writing of all details of the request or requirement and give Codexis sufficient opportunity to contest such request or requirement and/or obtain an appropriate protective order prior to Arch making any such disclosure. Notwithstanding (a), (b), or (c) above, Information shall not be deemed to be within any of the exceptions merely because (i) it is specific but is embraced by more general information coming within one of the exceptions, (ii) it is a combination of features for which the individual features come within one of the exceptions, or (iii) it is Information related to Information which comes within one of the exceptions.

9. Term and Termination:

9.1 This Agreement shall begin on the Effective Date and expire [*] after the Effective Date unless terminated earlier pursuant to this Section 9.

9.2 Upon [*] notice from Codexis, Codexis shall have the right at any time to terminate this Agreement and/or the Services, in whole or in part, prior to completion. Such termination by Codexis shall not relieve Codexis of its obligations under this Agreement to pay Arch under Section 3 on a pro rata basis for all work completed by Arch for Codexis prior to such termination date; provided, however, such obligation to pay shall not exceed the price set forth in Section 3.

9.3 Either party may terminate this Agreement at any time if the other party fails to perform any material obligation, covenant, condition, or limitation herein, provided such other party shall not have remedied its failure within [*] days after receipt of written notice from the terminating party of such failure.

9.4 Sections 2, 4–8, 9.4, and 10–23 shall survive expiration or termination of this Agreement.

10. Indemnification:

10.1 Codexis Indemnity: Codexis shall indemnify and hold harmless Arch, its directors, officers, and employees, from and against any and all liability, damage, loss, cost (including reasonable attorneys’ fees), and expense resulting from claims of any kind and character by any third party (including, without limitation, employees or agents of Codexis) with respect to the Results supplied to Codexis pursuant to this Agreement. Notwithstanding the foregoing, Arch shall not be entitled to indemnification under this Section 10.1 against any claim to the extent resulting from Arch’s negligence or willful misconduct or directly arising out of Arch’s performance of its obligations hereunder.

10.2 Arch Indemnity: Arch shall indemnify and hold harmless Codexis, its directors, officers, and employees, from and against any and all liability, damage, loss,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

cost (including reasonable attorneys’ fees), and expense resulting from claims of any kind and character by any third party (including, without limitation, employees or agents of Arch) arising out of or in connection with Arch’s performance under this Agreement, including, without limitation, liability, damage, loss, cost, and expense arising out of or in connection with the disposal of waste chemicals and solvents, and the failure to use materials, equipment, and facilities of appropriate quality in conduct of the Services. Notwithstanding the foregoing, Codexis shall not be entitled to indemnification under this Section 10.2 against any claim to the extent resulting from Codexis’ negligence or willful misconduct in the course of Codexis’ performance of its obligations hereunder.

11. Limitation of Liability: EXCEPT WITH RESPECT TO UNAUTHORIZED EXPLOITATION OF CODEXIS’ INTELLECTUAL PROPERTY RIGHTS OR BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT WILL ANY PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE ANY OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE.

12. Assignment: The parties recognize that the rights and obligations provided by Arch under this Agreement are unique and personal to Arch, and thus Arch shall not assign this Agreement or any interest under this Agreement under any circumstances without Codexis’ consent, and any assignment by Arch without Codexis’ consent shall be null and void. Codexis, however, may assign this Agreement or any interest under this Agreement without Arch’s consent.

13. Waiver: No provision of this Agreement shall be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party. A waiver by any party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach of this Agreement. All rights, remedies, undertakings, obligations, and agreements contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation, or agreement of either party.

14. Severability: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of this Agreement.

15. Notices and Deliveries: Any notice, request, delivery, approval, or consent required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person, transmitted by telecopier (receipt verified) or by express courier service (signature required) or ten (10)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) days after such mailing, to the party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such party will have last given by notice to the other party.

If to Codexis, addressed to:

Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

United States of America

Attn.: [*]

Facsimile: [*]

If to Arch, addressed to:

Arch Pharmalabs Limited

H wing, 4th Floor

Tex Centre

Off Saki Vihar Road

Chandivali, Mumbai- 400072

India

Attn.: [*]

Facsimile: [*]

16. Independent Contractors: The relationship between Codexis and Arch created by this Agreement is one of independent contractors and neither party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement. Arch shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement. Any provisions in this Agreement which may appear to give Codexis the right to direct or exercise a measure of control over Arch as to the details of performing its obligations under this Agreement shall be deemed to mean that Arch shall follow the desires of Codexis. However, such provisions will not entitle Codexis to utilize Arch’s facilities or office space at its discretion or control.

17. No Third Party Beneficiaries: This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

18. Force Majeure: Neither party shall be liable for its failure to perform hereunder as a result of any event of force majeure beyond the party’s reasonable control including, but not limited to, acts of God, fire, flood, wars, sabotage, civil strife or demonstrations, accidents, strikes, lockouts or other labor disputes, shortages, government actions, or regulations, inability to obtain supplies, raw materials or transportation or preparation failure (other than due to operator error). If either party’s

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

performance is prevented in whole or part by any such event, such party shall be excused any of its obligations hereunder during the period of delay of performance resulting from such event.

19. Entire Agreement; Amendments: This Agreement constitutes and contains the entire understanding and agreement of the parties respecting the subject matter of this Agreement and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements between the parties, whether oral or written, regarding such subject matter. No modification of this Agreement shall be effective unless made in writing and signed by a duly authorized representative of each party.

20. Governing Law; Jurisdiction: This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York excluding conflict or choice of laws principles that would result in the application of the laws of any jurisdiction other than the State of New York.

21. Names: Both parties agree that they will not use the name of the other party or any of its personnel for promotional literature or advertising without the prior written approval of the other party.

22. Compliance with Laws: Notwithstanding anything to the contrary contained herein, all rights and obligations of the parties are subject to prior compliance with, and each party shall comply with, all U.S. and foreign export and import laws, regulations, and orders, and such other United States and foreign laws, regulations, and orders as may be applicable, including obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions.

23. Interpretation: The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter. Unless otherwise specified, references in this Agreement to any section shall include all subsections in such section. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

24. Counterparts: This Agreement and the Services Protocol(s) may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one party but all such counterparts taken together will constitute one and the same agreement.

[Signature Page Follows]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which will for all purposes be deemed to be an original.

CODEXIS, INC.		ARCH PHARMALABS LIMITED
(“Codexis”)		(“Arch”)

By:	/s/ Robert S. Breuil	By:	/s/ Ajit Kamath
Name:	Robert S. Breuil	Name:	Ajit Kamath
Title:	CFO	Title:	CMD

Exhibits

Service Protocols

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.